Exhibit 10(a), Form 10-K

Kansas City Life Insurance Company

ELEVENTH AMENDMENT

KANSAS CITY LIFE
DEFERRED COMPENSATION PLAN

The Kansas City Life Deferred Compensation Plan is hereby amended and restated by Kansas City Life Insurance Company (“Company”) to be effective December 1, 2008.

WHEREAS, Section 409A was added to the Internal Revenue Code (“Code”) by the American Jobs Creation Act of 2004, and Section 409A makes significant changes to the rules governing deferred compensation plans; and

WHEREAS, the Company intends to amend and restate the Plan in order to comply with Code Section 409A.

NOW, THEREFORE, the Company hereby states the Plan as follows:

ARTICLE I

Creation and Purpose

1.     It is the intention of the Company to establish this Plan of Deferred Compensation for the benefit of designated employees selected by management.

2.     By enrolling in this Plan, an employee agrees to defer a portion of his or her current earnings. It is the intent of this Plan that accumulated and vested benefits will be paid to such Participants at the time of an event allowed under Code Section 409A, hereinafter referred to as a “Payment Event” as follows:

a.     at a specified time or pursuant to a fixed scheduled specified under the Plan at the date of deferral;

b.     upon Separation from Service, or in the case of a Participant who meets the definition of a “Specified Employee ” as defined in Code Section 409A(a)(2)(B)(i) upon six (6) months after Separation from Service;

c.     Disability;

d.     death;

e.     Change in the Ownership or Effective Control of the Company; or

f.     the occurrence of an Unforeseeable Emergency.

ARTICLE II

Definitions

(a)     “Salary” shall mean only the fixed amounts, weekly, semi-monthly, or monthly, due and payable to the employee by the Company, and does not include any bonuses, overtime pay or other extraordinary payments by the Company.

(b)     “Bonus” shall mean Regional Marketing, Group Sales and Incentive bonuses by the Company.

(c)     “Deferred Compensation” shall mean the amount of Salary and/or Bonus not yet earned, which the Participant and the Company mutually agree shall be deferred in accordance with the provisions of this Plan.

(d)     “Normal Retirement” shall mean Termination from Employment with the Company becoming effective on or about the first day of the calendar month following the Participant’s attainment of age sixty-five (65).

(e)     “Early Retirement” shall mean retirement from employment with the Company on the first day of any month following a Participant’s fifty-fifth (55th) birth date with the attainment of at least five (5) years of employment. For purposes of determining the attainment of at least five (5) years of employment, the years of employment of a Participant with Old American Insurance Company prior to November 1, 1991 shall not be taken into account.

(f)     “Termination of Employment” shall mean the severance of the Participant’s employment with the Company prior to his or her eligibility for retirement.

(g)     “Separation from Service” shall mean when an employee leaves the company due to Normal Retirement, E arly Retirement, death, or otherwise has a Termination of Employment with the Company.

(h)     “Participant” shall mean any employee of Kansas City Life Insurance Company, or any subsidiary corporation, under the rules of common law, who shall be a member of a select group of management or highly compensated employees designated for participation by Kansas City Life Insurance Company from time to time.

(i)     “Company” means Kansas City Life Insurance Company, a Missouri Corporation, Sunset Life Insurance Company of America, a Missouri Corporation, Old American Insurance Company, a Missouri Corporation and any other subsidiary corporation of Kansas City Life Insurance Company, any or all of which may sometimes be referred to herein as affiliated corporations.

(j)     “Company Stock” shall mean shares of the common capital stock of Kansas City Life Insurance Company.

(k)     “Disability” shall mean that the Participant, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months is (i) unable to engage in any substantial gainful activity or (ii) receiving income replacement benefits for at least three (3) months under an accident and health plan covering employees of the Company. The Administrative Committee will make all determinations of Disability under this Plan.

(l)     “Unforeseeable Emergency” shall mean a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, the Participant’s beneficiary, or the Participant’s dependent (as defined in Code Section 152, without regard to Section 152(b)(1), (b)(2), and (d)(1)(B)); loss of the Participant’s property due to casualty; or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. Whether a Participant is faced with an Unforeseeable Emergency permitting a distribution is to be determined based on the relevant facts and circumstances of each case, but, in any case, a distribution on account of Unforeseeable Emergency may not be made to the extent that such emergency is or may be relieved through reimbursement or compensation from insurance or otherwise, by liquidation of the Participant’s assets, to the extent that liquidation of such assets would not cause severe financial hardship, or by cessation of deferrals under the Plan. The Administrative Committee will make all determinations of Unforeseeable Emergencies under this Plan.

(m)     “Change in the Ownership” of the Company shall occur on the date that any one person, or more than one person acting as a group, acquires ownership of stock of the Company that, together with stock held by such person or group, constitutes more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Company.

(n)     “Change in the Effective Control” of the Company shall occur on the date that any one person, or more than on person acting as a group, acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company possessing thirty percent (30%) or more of the total voting power of the stock of such corporation or the date a majority of members of the Company’s Board of Directors is replaced during any twelve (12) month period by directors whose appointment or election is not endorsed by a majority of the members of the Company’s Board of Directors before the date of the appointment or election.

(o)     “Plan Administrator” shall mean the Administrative Committee of the Plan.

(p)     “Plan Year” shall mean the twelve (12) month period beginning January 1st of each year and ending December 31st of each year.

ARTICLE III

Administration

1.     The Administrative Committee, sometimes herein referred to as the “Committee”, shall consist of a number of persons, not less than three (3) nor more than five (5), designated by the Executive Committee of Kansas City Life Insurance Company, who shall serve terms of one (1) year or until their successors are designated, and said Committee shall have the responsibility for the general administration of the Plan and for carrying out the provisions of the Plan in accordance with its terms. The Committee shall have absolute discretion in carrying out its responsibilities.

2.     The Committee may appoint from its members such committees with such powers as it shall determine; may authorize one (1) or more of its number or any agent to execute or deliver any instrument or make any payment on its behalf; and may utilize counsel, employ agents and provide for such clerical and accounting services as it may require in carrying out the provisions of the Plan.

3.     The Committee shall hold meetings upon such notice, at such place or places, and at such time or times as it may from time to time determine.

4.     The action of a majority of the members expressed from time to time by a vote in a meeting or in writing without a meeting shall constitute the action of the Committee and shall have the same effect for all purposes as if assented to by all members of the Committee at the time in office.

5.     No member of the Committee shall receive any compensation for his or her services as such, and, except as required by law, no bond or other security shall be required of him in such capacity in any jurisdiction.

6.     Subject to the limitations of this Plan and Trust, the Committee from time to time shall establish rules or regulations for the administration of the Plan and the transaction of its business. The Committee shall have full and complete discretionary authority to construe and interpret the Plan and decide any and all matters arising hereunder, except such matters which the Executive Committee of the Company from time to time may reserve for itself, including the right to remedy possible ambiguities, inconsistencies or omissions. All interpretations, determinations and decisions of the Committee or the Executive Committee of Kansas City Life Insurance Company in respect of any matter hereunder shall be final, conclusive and binding on all parties affected thereby. The Committee shall, when requested, submit a report to the Executive Committee of Kansas City Life Insurance Company giving a brief account of the operation of the Plan and the performance of the various funds and accounts established pursuant to the Plan.

7.     Any member of the Committee may resign by giving notice to the Executive Committee at least fifteen (15) days before the effective date of his or her resignation. Any Committee member shall resign upon request of the Executive Committee. The Executive Committee shall fill all vacancies on the Committee as soon as is reasonably possible after a resignation takes place, and until a new appointment takes place, the remaining members of the Committee shall have authority to act, if approved by either a majority of the remaining members or by two (2) members, whichever number is lesser.

ARTICLE IV

Participation in the Plan

1.     Following his or her designation by the Company, a qualified employee may commence his or her participation in this Plan as of the first day of the month coinciding with or next following such designation, whichever first occurs. He or she shall be notified of his or her eligibility from time to time by the Company.

2.     The eligible employee who desires to participate must execute a Salary and/or eligible Bonus reduction agreement in form prescribed by the Company, as provided in Section 3 of this Article IV, and the employee shall thereby agree to the terms of this Plan and any amendments hereafter adopted.

3.     Commencing December 1, 2008, on or before December 31, 2008 for the subsequent Plan Year beginning January 1, 2009, or in the case of a newly eligible Participant within thirty (30) days of becoming eligible, each Participant may elect to have his or her Salary or eligible Bonus reduced in an amount equivalent to one percent (1%) through one hundred percent (100%), and said amount shall be withheld by payroll deduction. Where an employee has ceased being eligible to participate in the Plan (other than the accrual of earnings), regardless of whether all amounts deferred under the Plan have been paid, and subsequently becomes eligible to participate in the Plan again, the employee may be treated as being initially eligible to participate in the plan if the employee had not been eligible to participate in the Plan (other than the accrual of earnings) at any time during the twenty-four (24) month period ending on the date the employee again becomes eligible to participate in the Plan. For each Plan Year 2009 and after, Salary and/or eligible Bonus deferral elections for the following Plan Year must be made by December 31st of the year preceding the Plan Year and shall be irrevocable for the entire Plan Year. Deferral elections shall remain in effect in subsequent years unless terminated or modified by the Participant and are irrevocable during the Plan Year. These amounts shall be the Participants’ Deferred Compensation. The credit s herein may sometimes be referred to as the Participant’s “ elective account”.

4.     The Participant may cancel or change his or her Salary and/or eligible Bonus deferral election up until the deadline for submitting his or her or election, by December 31st of the year preceding the Plan Year.

5.     Commencing December 1, 2008, on or before December 31, 2008 for the subsequent Plan Year beginning January 1, 2009, each Participant may elect to make changes to his or her distribution method on amounts deferred before December 31, 2008, specifically the time and form of payments on the entire balance of his or her respective account in a fashion allowable under this Plan and as described below, including all credits and earnings to his or her respective account through December 31, 2008, provided that (a) such new election is consistent with the other provisions of this Plan, (b) the election applies only to amounts that would not otherwise be paid in the calendar year in which the new election is made, and (c) the election does not cause an amount to be paid in the year in which the new election is made.

6.     Commencing by December 31, 2008 for the subsequent Plan Year beginning January 1, 2009, or in the case of a newly eligible Participant within thirty (30) days of becoming eligible, each Participant may determine the time and form of payment of distribution(s) on future credits. Where a Participant has ceased being eligible to participate in the Plan (other than the accrual of earnings), regardless of whether all amounts deferred under the Plan have been paid, and subsequently becomes eligible to participate in the Plan again, the Participant may be treated as being initially eligible to participate in the Plan if the Participant had not been eligible to participate in the Plan (other than the accrual of earnings) at any time during the twenty-four (24) month period ending on the date the Participant again becomes eligible to participate in the Plan. Specifically, by identifying which percentage of new credits to apply to each time and form of distribution method, the total of which must equal one hundred percent (100%), the Participant may select one (1), two (2) or three (3) methods of distribution on new credits. The one (1), two (2) or three (3) methods of distribution selected by the Participant shall only be changed in accordance with the subsequent change rules as described below. The Participant may select time and form of payment as follows:

a.     Time of Payment

i.     The Participant may select payment at Separation from Service, or the Participant may select payment at a specified time in a subsequent Plan Year.

ii.     The Participant may select if he or she shall take a distribution if Separation from Service occurs before the specified time selected.

b.     Form of Payment

i.     The Participant may select payment in a lump sum distribution, or the Participant may select payment in one of the following actuarially equivalent annuity forms as offered by the Company:

1.     Life Only Annuity

2.     Certain and Life Annuity

3.     Installment Refund Annuity

4.     Specified Period Annuity

5.     Joint and Survivor Life Annuity

6.     Joint and Survivor Certain and Life Annuity

7.     The Participant may cancel or change his or her distribution method for the next year’s credits and earnings up until the deadline for submitting his or her election, by December 31st of the year preceding the Plan Year.

8.     Percentage contributions to distribution methods shall remain in effect in subsequent years unless terminated or modified by the Participant.

9.     For a Participant to make subsequent deferral election, including a delay in a payment or a change in the form of payment previously selected, such election will take effect twelve (12) months after the date on which the subsequent election is made. Except in the cases of payment on account at the occurrence of Disability, death or Unforeseeable Emergency, payments with respect to which such election is made must be deferred for a period of not less than five (5) years from the date such payment would have otherwise have been paid, or in the case of an annuity, five (5) years from the date the first amount was scheduled to be paid. Any election related to a payment at a specified time must be made not less than twelve (12) months before the date the payment is schedule to be paid, or in the case of an annuity, twelve (12) months before the date the first amount was scheduled to be paid.

10.     If no alternative time or form of payment upon distribution is selected as allowed under this Plan, all distributions provided or pursuant to this Plan shall be in the form of a lump sum payment at Separation from Service, or in the case of a Participant who meets the definition of a “Specified Employee ” as defined in Code Section 409A(a)(2)(B)(i), upon six (6) months after Separation from Service. If a payment is made as a result of the death of the Participant, the payment shall be made to the surviving spouse of the Participant, if any, unless a beneficiary designation has been provided.

11.     The Participant may cancel his or her deferral election due to Unforeseeable Emergency upon approval by the Administrative Committee. The Participant may also cancel his or her deferral election where such cancellation occurs by the later of the end of the taxable year of the Participant or the 15th day of the third month following the date the Participant incurs a Disability recognized by the Administrative Committee under the terms of this Plan.

12.     The Company shall maintain hypothetical accounts reflecting the amount of Salary or eligible Bonus withheld from an individual pursuant to this Plan, and the balance in each Participant’s elective account shall be fully vested at all times. The assets reflected in such accounts, if any, shall be owned by the Company and shall be subject to the claims of the Company’s creditors. The Plan is unfunded and the Participants of the plan are unsecured general creditors of the Company.

13.     Amounts held in a Participant’s elective account shall be distributed to him or her within a period of ninety (90) days following his or her Payment Event. Distributions to an employee identified as a Specified Employee may not be made before the date that is six (6) months after the date of Separation from Service or, if earlier, the date of death.

14.     In the event of a distribution due to Disability, death, Unforeseeable Emergency or Change in Control or Effective Control of the Company, the Participant will receive distribution in lump sum form, regardless of if the Payment Event of Disability, death, Unforeseeable Emergency or Change in Control or Effective Control occurs prior to the originally selected payment date and regardless of the form previously selected. When a distribution is made to a Specified Employee due Disability, death, Unforeseeable Emergency or Change in Control or effective control of the Company, the payment shall not be delayed six (6) months.

ARTICLE V

Company Credits

1.     The Company shall, with respect to each Participant, maintain an account in an amount equal to one hundred percent (100%) of such Participant’s credit resulting from his or her Salary and/or eligible Bonus reduction agreement. The Company may, solely at its discretion, add additional amounts for the accounts of designated individuals from time to time as determined by the Company. Such Company credits account shall be separate from the Participant’s elective account. Gains and losses regarding the value of such accounts shall be determined by the changes in market value of the common capital stock of the Company and the accumulation of dividends. In the event of any change in the outstanding stock of the Company by reason of a stock dividend, recapitalization, merger, consolidation, exchange of shares, or any similar device, the account balance shall be adjusted appropriately.

2.     The balance in the Company account established for each Participant shall be subject to the vesting provisions of Article VII. The value of the Company account for such Participant shall be distributed to him or her at the time of his or her Payment Event. The Participant shall not be entitled to shares of the Company Stock, and shall be entitled only to cash.

ARTICLE VI

Investments

A Participant may request that his or her notional account be treated as if it were invested in the available investment options (“Hypothetical Investments”) designated by the Plan Administrator for such purpose. Once made, an investment allocation request shall remain in effect for all subsequent credits to the Plan until changed by a Participant. A Participant may change his or her investment allocation by submitting a written request to the Company on such forms as may be required by Company or by utilizing an online option to change investment allocations, if an online option is made available by the Plan Administrator. Such changes shall become effective as soon as administratively feasible after the Company receives such written or online request. Although the Company intends to invest credits to the Plan according to a Participant’s requests, it reserves the right in its sole discretion to invest credits to Plan without regard to such requests. Gains or losses associated with the Hypothetical Investments of a Participant’s account shall be credited or debited to such account.

ARTICLE VII

Vesting

1.     Commencing January 1, 2002, the value of a Participant’s account with respect to Company credits made for his or her benefit shall be vested, to the extent of the percentage applicable, upon the valuation date of the month in which the Participant completes the Years of Employment with the Company in accordance with the following schedule:

Years of     Percentage
Employment     Vested

1     0
2     20
3     40
4     60
5     80
6     100
7     100

2.     A “Year of Employment” shall mean a twelve (12) consecutive monthly period of employment with the Company dating from commencement of employment, during which he or she shall complete at least one thousand (1,000) hours of employment. If an employee’s employment with either Kansas City Life Insurance Company or one of its affiliated corporations shall be terminated, and he or she is immediately employed by any other of such affiliated corporations, his or her employment shall be regarded as continuous and treated as if under one employer for vesting purposes. However, years of employment of an employee of Old American Insurance Company prior to November 1, 1991 shall not be taken into account for purposes of this Article VII.

3.     In the event a Participant shall Separate from Service with the Company or any of its affiliated corporations, by reason of death or Normal Retirement or Early Retirement as defined herein, the value of his or her account shall be one hundred percent (100%) vested upon the valuation date of the month in which such death or retirement occurs, and shall be distributed to him or her within a period of ninety (90) days after the Separation from Service occurs, or in the case of a Participant who meets the definition of a “Specified Employee ” as defined in Code Section 409A(a)(2)(B)(i) upon six (6) months after Separation from Service.

ARTICLE VIII

Miscellaneous

1.     Any Participant or retired Participant shall have the right to designate a new beneficiary at any time by filing with the Company a written request for such change, but any such change shall become effective only upon receipt of such request by the Company. Upon receipt by the Company of such request, the change shall relate back to and take effect as of the date such Participant signs such request whether or not such Participant is living at the time the Company receives such request.

2.     If there be no designated beneficiary living or in effect at the death of such Participant when any payment hereunder shall be payable to the beneficiary, then such payment shall be made as follows: To such Participant’s spouse, if living; if not living, to such Participant’s then living lineal descendants, in equal shares, per stirpes; if none survives, to such Participant’s surviving parents, equally. If neither survives, to such Participant’s executors or administrators.

3.     The interest hereunder of any Participant, retired Participant or beneficiary shall not be alienable, either by assignment or by any other method, and to the maximum extent permissible by law, shall not be subject to being taken, by any process whatever, by the creditors of such Participant, retired Participant or beneficiary.

4.     Nothing herein contained nor any action taken under the provisions hereof shall be construed as giving any employee the right to be retained in the employment of the Company.

5.     The Company shall have the right to amend or terminate this Plan at any time.

ARTICLE VIX

Claims Procedure

1.     Submitting a Claim. Upon request, the Administrative Committee shall provide any Participant or Beneficiary (“Claimant”) with a claim form which the Claimant can use to request benefits. In addition, the Committee will consider any written request for benefits or other inquiries relating to benefits under the Plan to be a claim.

2.     Approval of Initial Claim. If a claim for benefits is approved, the Committee shall provide the Claimant with written or electronic notice of such approval. The notice shall include:

a.     the amount of benefits to which the Claimant is entitled;

b.     the duration of such benefit;

c.     the time the benefit is to commence; and

d.     other pertinent information concerning the benefit.

3.     Denial of Initial Claim. If a claim for benefits is denied (in whole or in part) by the Committee, the Committee shall provide the Claimant with written or electronic notification of such denial within ninety (90) days after receipt of the claim, unless special circumstances require an extension of time for processing the claim. (See Section 6 for the procedures concerning extensions of time.) The notice of denial of the claim shall include:

a.     the specific reason that the claim was denied;

b.     a reference to the specific Plan provisions on which the denial was based;

c.     a description of any additional material or information necessary to perfect the claim, and an explanation of why this material or information is necessary; and

d.     a description of the Plan’s appeal procedures and the time limits that apply to such procedures, including a statement of the Claimant’s right to bring a civil action under ERISA Section 502(a) if the claim is denied on appeal.

The Claimant (or his or her duly authorized representative) may review pertinent documents and submit issues and comments in writing to the Committee. The Claimant may appeal the denial as set forth in the next section of this procedure. If the Claimant fails to appeal such action to the Board in writing within the prescribed period of time described in the next section, the Committee’s denial of a claim shall be final, binding and conclusive.

4.     Filing the Appeal. In the event that a claim is denied (in whole or in part), the Claimant may appeal the denial by giving written notice of the appeal to the Secretary of the Board of Directors (“Board”) within sixty (60) days after the Claimant receives the notice of denial of the claim. At the same time the Claimant submits a notice of appeal, the Claimant may also submit written comments, documents, records, and other information relating to the claim. The Board shall review and consider this information without regard to whether the information was submitted or considered in conjunction with the initial claim. The Claimant may, upon request and without charge, have access to, and copies of, documents, records and other information relating to the claim.

5.     General Appeal Procedure. The Board (or its designee) may hold a hearing or otherwise ascertain such facts as it deems necessary and shall render a decision which shall be binding upon both parties. The Board shall render a decision on appeal within sixty (60) days after the receipt by the Board of the notice of appeal, unless special circumstances require an extension of time. (See Section 6 for the procedures concerning extensions of time.)

The appeal decision of the Board shall be provided in written or electronic form to the Claimant. If the appeal decision is adverse to the Claimant, then the written decision shall include the following:

a.     the specific reason or reasons for the appeal decision;

b.     reference to the specific Plan provisions on which the appeal decision is based;

c.     a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the Claimant’s claim for benefits. (Whether a document, record, or other information is relevant to a claim for benefits shall be determined by reference to 29 C.F.R. § 2560.503-1(m)(8));

d.     a statement describing any voluntary appeal procedures offered by the Plan and the Claimant’s right to obtain the information about such procedures; and

e.     a statement of the Claimant’s right to bring an action under Section 502(a) of the Employee Retirement Income Security Act.

6.     Notice of Extension. If the Committee or Board requires an extension of time, the Committee or Board shall provide the Claimant with written or electronic notice of the extension before the first day of the extension. The notice of the extension shall include:

a.     an explanation of the circumstances requiring the extension;

b.     the date by which the Committee or Board expects to render a decision;

c.     for purposes of an initial claim, no more than one extension of ninety (90) days shall be allowed; and

d.     for purposes of an appeal, no more than one extension of sixty (60) days shall be allowed.

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IN WITNESS WHEREOF, Kansas City Life Insurance Company has caused the Kansas City Life Deferred Compensation Plan to be executed by its authorized Officers and its Corporate Seal to be hereunto affixed, to be signed effective as of December 1, 2008, on this 30th day of December, 2008.

Kansas City Life Insurance Company

By: /s/Wm. A. Schalekamp

Its: Vice President

Attest:

By: /s/Kimberly K. Farrow

Its: Assistant Secretary

Officers:

/s/Tracy W. Knapp

/s/Mark A. Milton

/s/Charles R. Duffy